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EXHIBIT 99     PRESS RELEASE

GRAND CENTRAL FINANCIAL CORP.
                                                                      CONTACT:

                                                           William R. Williams
                                         President and Chief Executive Officer
                                                Grand Central Financial Corp.,
                                                                (330) 532-1517


                             COMMON STOCK PURCHASES

      Wellsville, Ohio - (July 28, 1999) Grand Central Financial Corp., the holding company for Central Federal Savings and Loan Association of Wellsville, Wellsville, Ohio, has announced that it has received regulatory clearance to purchase up to 96,943 shares of its common stock.

      William R. Williams, President and Chief Executive Officer of Grand Central Financial Corp. said that the Company has been authorized by its Board of Directors to repurchase up to 5% of the Company's 1,938,871 outstanding shares during the next six months.

      Mr. Williams commented, "We believe that the repurchase of the shares will enhance shareholder value as such repurchases have the effect of increasing the earnings per share and book value of the remaining shares outstanding. The last trade of the common stock on July 27, 1999 was at approximately 77% of its tangible book value at $16.49 per share (as of July 28, 1999). Based on this, we believe that the repurchase of our shares is an excellent long-term investment."

      The repurchase will be made in open-market transactions, subject to the availability of stock.

      Mr. Williams also announced that, in order to fund the Company's 1999 Stock-Based Incentive Plan, the related trust intends to purchase shares of the Company's common stock in the open-market with funds contributed by the Company. Purchases will be made from time to time at the discretion of the trust and will amount up to 77,554, or 4% of the Company's issued and outstanding common stock.

      Grand Central Financial Corp. completed its initial public offering of common stock in connection with the conversion of Central Federal Savings and Loan Association of Wellsville from a federally chartered mutual saving and loan association to a federally chartered stock savings and loan association, on December 30, 1998. In the conversion, Grand Central sold 1,938,871 shares at $10.00 per share, raising $19,388,710 in gross proceeds.




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      Central Federal Savings and Loan Association of Wellsville is
headquartered in Wellsville, Ohio and operates through its home office and its five full services branches in Columbiana, Mahoning and Jefferson Counties in Eastern Ohio.

     Statements contained in this news release, which are not historical facts, contain forward- looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.








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